UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2017

Nutrisystem, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-28551	23-3012204
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania		19034
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (215) 706-5300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On behalf of the Compensation Committee (“Committee”) of the Board of Directors (“Board”) of Nutrisystem, Inc. (“Company”), the Committee’s compensation consultant conducted a competitive review of the Company’s executive compensation program. To remain competitive with market practices, the consultant recommended, among other things, an increase in the target annual performance bonus opportunities for each of Michael P. Monahan, the Company’s Chief Financial Officer, and Keira Krausz, the Company’s Chief Marketing Officer, from (a) 70% of base salary to (b) 75% of base salary or such greater target annual bonus amount that the Committee or the Board, as applicable, may, in its sole discretion, determine from time to time.

The Committee accepted these recommendations, and on December 27, 2017 the Company amended the employment agreements of Mr. Monahan and Ms. Krausz to reflect such changes. The amendments are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.Description

10.1	Second Amendment to the Employment Agreement between Nutrisystem, Inc. and Michael P. Monahan, dated December 27, 2017.
10.2	Second Amendment to the Employment Agreement between Nutrisystem, Inc. and Keira Krausz, dated December 27, 2017.

Exhibit Index

Exhibit Number	Description
10.1	Second Amendment to the Employment Agreement between Nutrisystem, Inc. and Michael P. Monahan, dated December 27, 2017.

10.2	Second Amendment to the Employment Agreement between Nutrisystem, Inc. and Keira Krausz, dated December 27, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Nutrisystem, Inc.

Date: December 28, 2017	By:	/s/ Ralph J. Mauro
Name: Ralph J. Mauro
Title: SVP – Legal & General Counsel